Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-331674, 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, 333-97121 on Form S-8 and Registration Statement No. 333-22867, 333-69500 and 333-106268 of AGL Resources Inc. on Form S-3 of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts), appearing in this Current Report on Form 8-K/A of AGL Resources Inc.

/s/ Deloitte & Touche LLP
Atlanta, Georgia

November 14, 2003